                                                                    Exhibit 10.1




                     SECOND AMENDMENT TO SUBLEASE BETWEEN
                          325 CORPORATE DRIVE II, LLC
                                AS "SUBLESSOR"
                                      AND
                         BOTTOMLINE TECHNOLOGIES, INC.
                                AS "SUBLESSEE"

          THIS SECOND AMENDMENT TO SUBLEASE ("Sublease") is made by and between 325 CORPORATE DRIVE II, LLC, ("Sublessor") and BOTTOMLINE TECHNOLOGIES, INC. ("Sublessee"), the Parties to a certain Sublease dated August 31, 2000, as amended by First Amendment to Sublease dated December 29, 2000 (collectively referred to herein as the "Sublease"). All capitalized terms contained in this Second Amendment to Sublease shall have the meanings given to them in the Sublease.

          WHEREAS: The Sublease provides for the design and pricing of the Leasehold Improvement Work to be constructed by Sublessor, and further provides a mechanism for the Sublessee to pay the costs of such Leasehold Improvement Work to the extent such costs exceed $2,436,496 all of which was the subject of a "CONFIRMATION OF PRICING FOR LEASEHOLD IMPROVEMENT WORK UNDER SECTION 2.8 OF SUBLEASE BETWEEN 325 CORPORATE DRIVE II, LLC AS 'SUBLESSOR' AND BOTTOMLINE TECHNOLOGIES, INC. AS 'SUBLESSEE'" (the "Confirmation"); and

          WHEREAS: The Parties desire to amend the Sublease and the Confirmation.

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties agree that the Sublease shall be, and is hereby, amended as follows:

1. The defined term "Subleased Premises" shall mean no less than 62,000 and not more than 64,000 rentable square feet of space located on the first, third and fourth floor(s) of the approximately 100,000 square foot building at 325 Corporate Drive, Portsmouth, New Hampshire (the "Building"). After completion of the Leasehold Improvement Work, Sublessor shall provide Sublessee with a certified measurement of the rentable space within 60 days from the date of Sublessee's occupancy of the Subleased Premises and the appropriate Lease provision shall automatically be amended consistent therewith.

2. Exhibit 2 to the Sublease is hereby deleted in its entirety and Exhibit 1 hereto added in its place. Exhibit 1 hereto is a plan or plans showing the "Subleased Premises" or "Premises" leased under this Sublease.

3. Section 21.3 of the Sublease is deleted in its entirety and the following substituted therefore:

     "21.3 Expansion Option. Sublessee shall have the right and option to expand the space which comprises the Subleased Premises and is subject to this Sublease for up to 10,000 rentable square feet of space. The foregoing expansion option shall be exercisable at any time during the Original Term of the Sublease only by Sublessee and only by giving Sublessor written notice thereof, which notice shall specify the amount of space (up to the maximum of 10,000 rentable square feet) (the "Expansion Space") and the proposed commencement date for the expansion option (which notice shall be given at least six (6) months in advance). Within thirty (30) days after the receipt of Sublessee's notice of exercise of the expansion option, Sublessor shall designate the location of the Expansion Space within the Building. Sublessor shall use its reasonable best efforts to (i) provide contiguous space located on a single floor for the Expansion Space, and (ii) make the Expansion Space available for Sublessee's occupancy on the commencement date proposed by the Sublessee in its notice of exercise of the expansion option, but in any event no later than twelve (12) months following receipt of such notice. Any costs incurred by Sublessor for relocation of tenants and/or reconfiguration of space in creating the Expansion Space shall be paid by Sublessee upon demand from Sublessor. As a condition precedent to the occupancy of the Expansion Space by the Sublessee, Sublessor and Sublessee shall execute a written amendment of this Sublease to effect the incorporation of the Expansion Space into the Subleased Premises, which amendment shall contain the terms and conditions of such occupancy as agreed to by the parties, including, without limitation, the term of the lease of the Expansion Space.

     In the event Sublessee shall commence occupancy of the Expansion Space under this Section 21.3 on or before May 1, 2004 the Base Rent per square foot rental rate shall be the same Base Rent per square foot charge paid by the Sublessee under Article 4.1 of this Sublease plus any other additional charges payable by the Sublessee under this Lease, and the other terms and conditions of the amendment to the Sublease.

     In the event Sublessee shall commence occupancy of the Expansion Space under this Section 21.3 after May 1, 2004, the Base Rent per square foot shall be negotiated by the parties hereto, and shall be commercial reasonable. In no event, however, shall the Base Rent for the Expansion Space be less than the Base Rent per square foot charge paid by the Sublessee under Article 4.1 of this Sublease.

4. A list of the final plans and specifications for the Base Building Work, as approved by the parties in the Confirmation, is attached hereto as Exhibit 2A, which list is subject to the deletions and modifications listed on
     Exhibit 9 hereto. A list of the existing plans and specifications for the Leasehold Improvement Work, as previously approved by the parties, is attached hereto as Exhibit 2, which list shall be subject to modification as provided in Section 5 below. Sublessor shall use diligent efforts to complete construction of the Base Building Work and the Leasehold Improvement Work on or before April 25, 2002. In the event Sublessor fails to achieve "Substantial Completion" (as defined in Section 2.5 of the Sublease) of the Base Building Work and the Leasehold Improvement Work on or before July 1, 2002, then Sublessee shall have the right, exercisable by notice to Sublessor given at any time while such failure persists, to terminate this Sublease; provided, however, if Sublessor fails to achieve Substantial Completion because of delays caused by the Sublessee, its agents, or employees ("Sublessee Delays"), Substantial Completion shall be deemed to have occurred as of the date that Sublessor could reasonably have been expected to achieve Substantial Completion absent any Sublessee Delays. The construction deadline of July 1, 2002 shall be extended one
     (1) day, up to a maximum of one hundred eighty (180) days, for each day of delay caused by (a) the occurrence of an event of "Force Majeure" as defined in Section 2.4 of the Sublease, or (b) Sublessee Delays.

5. The total cost of the Leasehold Improvement Work as set forth in Exhibit 2 is presently calculated to be Three Million One Hundred Thousand and 00/100 Dollars ($3,100.000.00) (the "LIW Cost"). Sublessor shall be obligated to pay for the entire cost of the Base Building Work and for the LIW Cost up to the LIW Allowance. The LIW Allowance shall be One Million Eight Hundred Thousand and 00/100 Dollars ($1,800,000.00) (not the $2,436,486.00 provided for in Section 2.8 of the Sublease). Sublessee shall be obligated to reimburse Sublessor for the cost of the Leasehold Improvement Work in excess of the LIW Allowance, up to an agreed maximum amount. In the event of any cost overruns, Sublessor shall be obligated to pay for any costs of the Leasehold Improvement Work, in excess of the LIW Cost. In the event that the LIW Allowance exceeds the actual cost of the Leasehold Improvement Work, any unused portion of the LIW Allowance shall be applied against rent first becoming due. Based on current design of the Leasehold Improvement Work, the maximum amount payable by Sublessee is One Million Three Hundred Thousand and 00/100 ($1,300,000.00) (the "Sublessee's Cost") (i.e., the difference between the LIW Cost and the LIW Allowance).
     Section 2.8 of the Sublease is hereby deleted in its entirety. The Sublessee's Costs shall be paid by Sublessee in accordance with the provisions of Exhibit 3 hereto. The parties agree to work in good faith and with due diligence to finalize the design and pricing of revised Leasehold Improvement Work, and in any event to reach agreement thereon no later than October 15, 2001. At such time as the final design of the Leasehold Improvement Work has been agreed upon by the parties, in writing, the plans therefore shall be attached to and incorporated by reference into, the Sublease, and the Sublessee's Cost shall be recalculated. In the event that the parties are unable to agree on revised design and pricing for the Leasehold Improvement Work on or before October 15, 2001, the Leasehold Improvement Work shall be completed as originally contemplated in accordance with the design criteria established by existing plans and specifications on Exhibit 2A with the exception that the back half of the original second floor will, to the extent reasonably possible, be substantially provided for on the rear half of the third floor and the training rooms originally in the front left section of the first floor will, to the extent reasonably possible, be provided for on the right half of the first floor and the Sublessee's Cost shall be as stated above, ($1,300,000.00). Sublessee acknowledges that the value of the Stock and Warrant delivered to Sublessor pursuant to Paragraph 11 hereof shall not be credited against, or otherwise reduce, the obligation of Sublessee to pay the Sublessee's Cost.

6. In light of the change in the Term Commencement Day set forth below, Sublessor shall have until April 25, 2002 to complete the Base Building and the LIW.

7. Section 4.1 of the Sublease is deleted in its entirety and the following substituted therefore:

     "4.1.   The Base Rent due from Sublessee to Sublessor during the first year of Term hereof shall be calculated by multiplying the number of square feet included in the Subleased Premises by Fifteen and 75/100 Dollars ($15.75). For each year thereafter, the Base Rent due hereunder shall be increased by a percentage of the previous year's Base Rent, which percentage shall be the lesser of (a) five (5) times the increase in the Consumer Price Index for the previous calendar year, or (b) Three and One Tenth Percent (3.1%). By way of example, the following Base Rent schedule has been calculated assuming that there are 62,000 square feet of space within the Subleased Premises, and that the annual increase is 3.1% for each year during the
     Term:

                                                         Per
                                         Annual        Rentable        Monthly
                           Year          Amount         Sq. Ft.        Payment
                   -------------------------------------------------------------
                              1     $   976,500.00      $15.75       $ 81,375.00
                   -------------------------------------------------------------
                              2     $ 1,006,771.50      $16.24       $ 83,897.63
                   -------------------------------------------------------------
                              3     $ 1,037,981.42      $16.74       $ 86,498.45
                   -------------------------------------------------------------
                              4     $ 1,070,158.84      $17.26       $ 89,179.90
                   -------------------------------------------------------------
                              5     $ 1,103,333.76      $17.80       $ 91,944.48
                   -------------------------------------------------------------
                              6     $ 1,137,537.11      $18.35       $ 94,794.76
                   -------------------------------------------------------------
                              7     $ 1,172,800.76      $18.92       $ 97,733.40
                   -------------------------------------------------------------
                              8     $ 1,209,157.59      $19.50       $100,763.13
                   -------------------------------------------------------------
                              9     $ 1,246,641.47      $20.11       $103,886.79
                   -------------------------------------------------------------
                             10     $ 1,285,287.36      $20.73       $107,107.28
                   -------------------------------------------------------------
                     Total          $11,246,169.81                   $937,180.82
                   -------------------------------------------------------------

     For the purposes of this Sublease, the term "Consumer Price Index" shall mean the Consumer Price Index (All Urban Consumers, All Cities Average) issued by the Bureau of Labor Statistics of the United States, for the period from the first (1st) day of such previous calendar year through the last day of such previous year. In no event shall the Base Rent due hereunder in any year during the Term hereof be less than the Base Rent due during the immediately preceding year."

8. The phrase "Term Commencement Date" as used throughout the Sublease shall mean the later of (a) May 1, 2002, or (b) the date that "Substantial Completion" of the Base Building Work and Leasehold Improvement Work occurs. If, however, the issuance of a Certificate of Occupancy is delayed because of Sublessee Delays, Substantial Completion shall be deemed to have occurred as of the date that the Sublessor could reasonably have been expected to achieve Substantial Completion absent any Sublessee Delays.

9. Sublessor and Sublessee agree that the scope of the Base Building Work shall be reduced by the deletions and modifications listed on Exhibit 9 attached hereto, including eliminating the flagpoles, patio, fitness center, sports court, and generator.

10. Article 18 of the Sublease is deleted in its entirety and the following substituted therefore:

                                 "ARTICLE 18"

                             SECURITY AND DEFAULT

     18.1. If Sublessee shall default in the payment of rent or other payments required of Sublessee hereunder, and if Sublessee shall fail to cure said default within seven (7) business days after receipt of written notice of said default from Sublessor (or if such notice shall adversely affect the rights of the Sublessor in any bankruptcy or receivership, then immediately); or if Sublessee shall default in the performance or observance of any other agreement or condition on its part to be performed or observed, and if Sublessee shall fail to cure said default within thirty (30) days after notice thereof or such longer period as shall be reasonably required so long as the Sublessee shall be diligently pursuing such cure after receipt of written notice of said default from Sublessor (or if such notice shall adversely affect the rights of the Sublessor in any bankruptcy or receivership, then immediately); or if any person shall levy upon, or take this leasehold interest or any part hereof, upon execution, attachment, or their process of law; or if Sublessee shall make an assignment of its property for the benefit of creditors; or if Sublessee shall file voluntary bankruptcy; or if any bankruptcy or insolvency proceedings shall be commenced by Sublessee or an involuntary bankruptcy shall be filed against the Sublessee which remains undischarged for a period of sixty (60) days; or if a receiver, trustee, or assignee shall be appointed for the whole or any part of the Sublessee's property (which events are referred to herein as "Defaults" or singularly as a "Default"), then in any of said cases, Sublessor lawfully then or at any time thereafter, and without further notice or demand, (a) enter into and upon the Subleased Premises, or any part hereof in the name of the whole, and hold the Subleased Premises as if this Sublease had not been made, and expel Sublessee and those claiming under it, and remove its or their property without being taken or deemed to be guilty of any manner of trespass whereupon the term of this Sublease shall terminate; or (b) send written notice of such termination to Sublessee, whereupon Sublessee shall immediately and forthwith vacate the Subleased Premises and deliver same to Sublessor in a good, clear and tenantable condition. Sublessee hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Sublessee being evicted or dispossessed for any cause, or in the event Sublessor terminates this Sublease as provided in this Article. The Sublessee shall be liable for a late payment fee equal to Five Percent (5%) of any amounts not paid within seven (7) business days of the date due under this Sublease. Notwithstanding the foregoing, or any other provision of this Sublease (including, without limitation the provisions of Article 29 below) upon the occurrence of a Default (including failure to timely pay Sublessee's Cost), Sublessor shall also be immediately entitled to (c) exercise any and all rights and remedies provided by law, including initiation of legal proceedings for eviction of Sublessee from the Subleased Premises and collection of all amounts due hereunder, and (d) exercise its rights under
     Section 18.2 below.

     18.2.  In case of such termination, at the sole option of Sublessor, either
     (a) Sublessee shall remain responsible and liable for all rents and payment obligations as the same become due during the remaining term of this Sublease, in which event, Sublessee shall pay Sublessor, on demand, all past due rent as the same become due, less any rents collected, plus all Costs of Reletting, or (b) Sublessee shall immediately pay to Sublessor an amount equal to the total rent that Sublessee would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined below) then in effect, minus the then full amount of the LC (as defined in Section 18.3). Sublessor shall use reasonable efforts to relet the Subleased Premises for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Subleased Premises) and for such uses as Sublessor in its absolute discretion shall determine. Sublessor may collect and receive all rents and other income from the reletting, but shall, if Sublessee has timely made the payment provided for in clause (b) of this Subsection, provide Sublessee with an annual accounting of such income, during the original Term of this Sublease and pay to Sublessee so much thereof as may be necessary to repay Sublessee up to, but no more than, the amount paid by Sublessee pursuant to this Section allocable to the year in which such income was received, less costs of Reletting.

     Sublessor shall not be responsible or liable for the failure to relet all or any part of the Subleased Premises or for the failure to collect any rent. "Costs of Reletting" shall include all costs and expenses incurred by Sublessor in reletting or attempting to relet the Subleased Premises, including, without limitation, reasonable legal fees, brokerage commissions, the cost of alterations and other concessions or allowances granted to a new tenant. For purposes hereof, the "Prime Rate" shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Sublessor in the sate in which the Building is located.

     18.3. Sublessee shall, on or before October 1, 2001, deliver to Sublessor an irrevocable letter of credit (the "LC") in the amount of Two Million and 00/100 Dollars ($2,000,000.00) in the form of Exhibit LC attached hereto issued by Silicon Valley Bank or such other FDIC insured which has been approved in writing by Sublessor, such approval not to be unreasonably withheld. The LC shall be held by Sublessor as security for the faithful performance by Sublessee of all terms, covenants and conditions of this Sublease. Upon the occurrence of any event of Default which remains uncured after the expiration of any applicable notice and grace period, Sublessor may (but Sublessor shall not be required to) draw on said LC and, without prejudice to any other remedy, use all or a portion of the LC to satisfy past due rent or to cure any uncured default by Sublessee and shall further be entitled to retain the remaining proceeds of the LC as repayment by Sublessee to Sublessor for costs incurred by Sublessor to construct the Building in accordance with the special requirements of Sublessee. If Sublessor transfers its interest in the Subleased Premises, Sublessor may assign the LC to the transferee and, following the assignment and acceptance of the LC by such transferee, Sublessor shall have no further liability for the return of the LC. If Sublessor intends to assign Sublessor's interest in the Sublease, Sublessee shall, upon notice from Sublessor, deliver to Sublessor an amendment to the LC naming Sublessor's assignee as the beneficiary thereof. Notwithstanding anything herein to the contrary, provided (i) Sublessee performs all of the terms, covenants and conditions of this Sublease to be kept and performed by Sublessee and
     (ii) Sublessee reports EBITDA profits averaging no less than One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) per quarter for 8 consecutive fiscal quarters, including the fiscal quarter immediately preceding the effective date of any reduction of the LC, Sublessee shall have the right to reduce the amount of the LC to be as follows: (a) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) effective as of any time on or after May 1, 2005; (b) One Million and 00/100 Dollars ($1,000,000.00) effective any time on or after May 1, 2007; and (c) Five Hundred Thousand and 00/100 Dollars ($500,000) effective any time on or after May 1, 2009. Should Sublessee fail to satisfy such requirements on the aforementioned dates, Sublessee shall have the ability to qualify for such reductions by meeting the aforementioned requirements for any eight
     (8) consecutive fiscal quarters after the applicable date. For example, if Sublessee does not satisfy the financial requirement on or before May 1, 2005, but does satisfy the financial requirement for the first time on or after May 1, 2007, the amount of the LC shall be reduced to One Million and 00/100 Dollars ($1,000,000.00). Additionally, Sublessee shall have the right to reduce the LC on a dollar-for-dollar basis for any gains recognized by the Sublessor in excess of Three Million and 00/100 Dollars ($3,000,000.00) from the sale of the Stock and/or the Warrant issued
     pursuant to Section 10 of this Second Amendment to Sublease.   Such
     reduction shall be accomplished by having Sublessee provide Sublessor with a substitute Letter of Credit in the reduced amount, and otherwise meeting all of the conditions set forth above. If Sublessee provides Sublessor with a substitute Letter of Credit, Sublessor shall simultaneously return the original LC to Sublessee.

     Provided no Default under this Sublease has occurred, which remains uncured after the expiration of any applicable notice and grace period, the LC shall be returned to Sublessee thirty (30) days after the expiration of the original Term (or the extended Term if Sublessee exercised its option to extend the Term) of this Sublease.

11. Sublessee shall issue to Sublessor one hundred thousand (100,000) shares of Sublessee's common stock (the "Stock") and a warrant to purchase one hundred thousand (100,000) additional shares of Sublessee's common stock at an exercise price of Four and 25/100 Dollars ($4.25) (the closing price of Sublessee's stock on September 18, 2001) (the "Warrant") as payment for Leasehold Improvements completed prior to the date hereof for the sole use of the Sublessee under the terms and conditions of the Sublease. Such Stock (and any of Sublessee's common stock purchased under the Warrant) will not be registered by Sublessee; provided, however, if at any time after eighteen (18) months from the date hereof, Sublessee otherwise elects to file a registration of Sublessee's common stock, Sublessee agrees to provide Sublessor with so-called "piggy back" registration rights for such stock. Neither the Stock nor any of Sublessee's common stock purchased under the Warrant, will be assignable or transferable without the prior written consent of Sublessee for a period of three (3) years from the date hereof except (a) for transfers or assignments to Members of Sublessor or such Members' immediate family (provided, however that any such Member or family member of a Member shall abide by the restrictions contained herein); and (b) in conjunction with an acquisition of one hundred percent (100%) of the ownership of Sublessee. The Warrant shall be in the form of
     Exhibit 10 attached hereto.

12. Sublessee confirms and acknowledges that it is in its best interest, as well as the best interest of the Sublessor, that Sublessor obtain permanent mortgage financing for the property of which the Subleased Premises are a part, and thus agrees to cooperate with Sublessor (so long as Sublessee incurs no cost or liability) in obtaining such permanent financing by timely providing to any potential mortgagee copies of any publicly available information on the financial condition of Sublessee and the Certificates referenced in Article 20 of the Sublease. Sublessee also agrees that, in conjunction with any such financing, any amendments of this Sublease required by such mortgagee shall be subject to Sublessee's approval, not to be unreasonably withheld, provided no such amendment shall
     (a) change any financial terms of the Sublease; (b) make any material change to any of Sublessee's other rights and benefits under the Sublease; and (c) impose any additional cost or liability upon Sublessee.

13. The Sublease, as amended by this Second Amendment, contains and sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter hereof made by either party, and/or their respective officers, directors, members, employees and agents, including, but not limited to, any and all claims of default made prior hereto by or against either of the parties hereto.

14. In all other respects, except as herein amended, the parties ratify and confirm that the terms and provisions contained in the Sublease shall remain in full force and effect and continue to apply to and bind the parties.

     IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Second Amendment to Sublease effective as of the 19th day of September, 2001.

                              325 CORPORATE DRIVE II, LLC

                              By:____________________________
                              Its:____________________________


                              BOTTOMLINE TECHNOLOGIES, INC.

                              By:____________________________
                              Name: Daniel M. McGurl
                              Its:  Chief Executive Officer

STATE OF NEW HAMPSHIRE
COUNTY OF ROCKINGHAM

On this   _____ day of September, 2001, personally appeared ________________, known to me (or proved to me on the basis of satisfactory evidence) to be the ____________________ of 325 CORPORATE DRIVE II, LLC, and on oath stated that he was authorized to execute this instrument and acknowledged it to be his free and voluntary act for the uses and purposes set forth herein.

     Before me,
                              ________________________________
                              Notary Public/Justice of the Peace
                              Name:___________________________
                              My Commission Expires:____________

STATE OF NEW HAMPSHIRE
COUNTY OF ROCKINGHAM

On this _____ day of September, 2001, personally appeared Daniel M. McGurl, known to me (or proved to me on the basis of satisfactory evidence) to be the Chief Executive Officer of BOTTOMLINE TECHNOLOGIES, INC. and on oath stated that he was authorized to execute this instrument and acknowledged it to be his free and voluntary act for the uses and purposes set forth herein.

     Before me,
                              ________________________________
                              Notary Public/Justice of the Peace
                              Name:___________________________
                              My Commission Expires:____________

                                   EXHIBIT 1

                 A PLAN OR PLANS SHOWING THE SUBLEASED PREMISES

                                  EXHIBIT 2A

                    A LIST OF FINAL PLANS AND SPECIFICATIONS
                           FOR THE BASE BUILDING WORK

                                  EXHIBIT 2

                A LIST OF THE EXISTING PLANS AND SPECIFICATIONS
                       FOR THE LEASEHOLD IMPROVEMENT WORK

                                   EXHIBIT 3

                         SCHEDULE OF SUBLESSEE PAYMENTS
                         FOR LEASEHOLD IMPROVEMENT WORK

     On each January 1, 2002 and April 1, 2002, Sublessee shall pay to Sublessor Fifty Percent (50%) of the total Sublessee's Cost.

                                   EXHIBIT 9

               A LIST OF ITEMS EXCLUDED FROM BASE BUILDING WORK




FLAGPOLES,
PATIO,
FITNESS CENTER,
SPORTS COURT,
GENERATOR

TOTALING $350,000.00 IN EXCLUDED ITEMS.

                                  EXHIBIT 10

                                FORM OF WARRANT



Filed separately

                                   EXHIBIT LC

                            FORM OF LETTER OF CREDIT

                         STANDBY LETTER OF CREDIT DRAFT

IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVB01ISXXXX

DATE:

BENEFICIARY:
______________________________________
______________________________________
______________________________________
______________________________________
AS "LANDLORD"

APPLICANT:
______________________________________
______________________________________
______________________________________
______________________________________
AS "TENANT"

AMOUNT: US$__________________ (XXXXXXXXXXX AND 00/100 U.S. DOLLARS)

EXPIRATION DATE: _______________, 2001

LOCATION: AT OUR COUNTERS IN SANTA CLARA, CALIFORNIA

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVB01ISXXXX IN YOUR FAVOR AVAILABLE BY YOUR DRAFTS DRAWN ON US AT SIGHT AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1. THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.
2. A DATED CERTIFICATION FROM THE BENEFICIARY SIGNED BY AN AUTHORIZED OFFICER, FOLLOWED BY ITS DESIGNATED TITLE, STATING THE FOLLOWING:

(A) "THE AMOUNT REPRESENTS FUNDS DUE AND OWING TO US AS A RESULT OF THE APPLICANT'S FAILURE TO COMPLY WITH ONE OR MORE OF THE TERMS OF THAT CERTAIN LEASE BY AND BETWEEN (INSERT BENEFICIARY'S NAME), AS LANDLORD, AND (INSERT APPLICANT'S NAME), AS TENANT"
                                       OR
(B) "WE HEREBY CERTIFY THAT WE HAVE RECEIVED NOTICE FROM SILICON VALLEY BANK THAT LETTER OF CREDIT NO. SVB01ISXXXX WILL NOT BE RENEWED, AND THAT WE HAVE NOT RECEIVED A REPLACEMENT OF THIS LETTER OF CREDIT FROM (INSERT APPLICANT'S NAME). SATISFACTORY TO US AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE OF THIS LETTER OF CREDIT."

PARTIAL DRAWS ARE ALLOWED. THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVB01ISXXXX
DATED



DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF
CREDIT.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU AND THE APPLICANT BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESSES THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND __________________.

THIS LETTER OF CREDIT MAY ONLY BE TRANSFERRED IN ITS ENTIRETY BY THE ISSUING BANK UPON OUR RECEIPT OF THE ATTACHED "EXHIBIT A" DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY, WITH THE PAYMENT OF OUR TRANSFER FEE OF 1/4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM USD250.00).

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS PRIOR TO 10:00 A.M. CALIFORNIA TIME, ON A BUSINESS DAY AT OUR OFFICE (THE "BANK'S OFFICE") AT: SILICON VALLEY BANK, 3003 TASMAN DRIVE SANTA CLARA, CA 95054, ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION OR BY FACSIMILE TRANSMISSION AT: (408) 654-6211 OR (408) 496-2418; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO: (408) 654-7120 OR (408) 654-3052),
ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE; PROVIDED, HOWEVER, THE BANK WILL DETERMINE HONOR OR DISHONOR ON THE BASIS OF PRESENTATION BY FACSIMILE ALONE, AND WILL NOT EXAMINE THE ORIGINALS.

PAYMENT AGAINST CONFORMING PRESENTATIONS HEREUNDER SHALL BE MADE BY BANK DURING NORMAL BUSINESS HOURS OF THE BANK'S OFFICE WITHIN TWO (2) BUSINESS DAYS AFTER PRESENTATION

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVB01ISXXXX
DATED



THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500.



    ___________________________                          ____________________
    AUTHORIZED SIGNATURE                                 AUTHORIZED SIGNATURE



                                  PAGE 3 0F 3

                         EXHIBIT "A"


DATE:

TO: SILICON VALLEY BANK
    3003 TASMAN DRIVE                   RE: STANDBY LETTER OF CREDIT
    SANTA CLARA, CA 95054                   NO.                     ISSUED BY
    ATTN: INTERNATIONAL DIVISION.           SILICON VALLEY BANK, SANTA CLARA
          STANDBY LETTERS OF CREDIT         L/C AMOUNT:

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)
(ADDRESS)


ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

_____________________________
  (BENEFICIARY'S NAME)

_____________________________
SIGNATURE OF BENEFICIARY


SIGNATURE AUTHENTICATED

____________________________
      (NAME OF BANK)

____________________________
 AUTHORIZED SIGNATURE